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                                                                      EXHIBIT 12


                   GTE CALIFORNIA INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                          Nine Months Ended
                                               September 30, 1999
                                               ------------------
Net earnings available for fixed charges:
  Income from continuing operations               $     569.6
  Add - Income taxes                                    390.5
      - Fixed charges                                   112.7
                                                  -----------
Adjusted earnings                                 $   1,072.8
                                                  ===========

Fixed charges:
  Interest expense                                $     107.4
  Portion of rent expense representing interest           5.3
                                                  -----------
Adjusted fixed charges                            $     112.7
                                                  ===========


RATIO OF EARNINGS TO FIXED CHARGES                       9.52
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